UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2021

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry Into a Materially Definitive Agreement.

Eleventh Amendment to Credit Agreement

On July 28, 2021, Evolve Transition Infrastructure LP (“Evolve”), as borrower, entered into that certain Eleventh Amendment to Third Amended and Restated Credit Agreement with the guarantors party thereto, Royal Bank of Canada, as administrative agent (the “Agent”) and the lenders party thereto (the “Eleventh Amendment” and the Third Amended and Restated Credit Agreement, as amended by the Eleventh Amendment, the “Amended Credit Agreement”). Pursuant to the Eleventh Amendment, the parties agreed to, among other things: (a) amend the definition of “Excluded Cash” to include (i) cash and cash equivalents set aside by Evolve for the purposes of acquiring equity interests in Levo Mobility LLC (“Levo JV”) in consideration for capital contributions of cash or cash equivalents made by Evolve to Levo JV (a “Levo JV Investment”), (ii) cash and cash equivalents of up to $1 million for the proceeds of the issuance or at-the-market sale of Evolve’s equity interests, and (iii) any cash and cash equivalents received by Evolve from Stonepeak Investors (as defined in the Amended Credit Agreement) for the purposes of making a Levo JV Investment, in each case, subject to prior or concurrent written notice to the Agent of the amounts and Evolve’s intention to use such amounts for purposes of making a Levo JV Investment in accordance with the Amended Credit Agreement; and (b) expand the exemptions under the Investments, Loans and Advances negative covenant to permit (i) the payment or reimbursement by Evolve of up to $350,000 in legal and due diligence costs of Levo JV, (ii) any Levo JV Investment made by Evolve using cash or cash equivalent proceeds of a concurrent contribution of capital to Evolve from Stonepeak Investors, or (iii) additional Levo JV Investments, capped at $1 million, made by Evolve from the proceeds of the issuance or at-the-market sale by Evolve of any equity interests in Evolve.

The foregoing description of the Eleventh Amendment does not purport to be complete and is qualified in its entirety by the full text of the Eleventh Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Warrant Amendment

As previously disclosed, on August 2, 2019, the Partnership issued that certain Warrant Exercisable for Junior Securities to Stonepeak Catarina Holdings LLC (“Stonepeak”), which was amended by Amendment No. 1 to Warrant Exercisable for Junior Securities, dated February 24, 2021, and Amendment No. 2 to Warrant Exercisable for Junior Securities, dated May 4, 2021 (as amended, the “Warrant”). The Warrant may be exercised at any time and from time to time until the later of August 2, 2026 and the date 30 days after the date on which all of the Class C Preferred Units representing limited partner interests in the Partnership (“Class C Preferred Units”) have been redeemed for a number of Junior Securities (as such term is defined in the Warrant) equal to 10% of each applicable class of Junior Securities then outstanding as of the exercise date.

As previously disclosed, on November 16, 2020, the Partnership and Stonepeak entered into a letter agreement (the “Stonepeak Letter Agreement”), and in accordance with the Stonepeak Letter Agreement, on July 30, 2021, the Partnership received written notice of Stonepeak’s election to receive distributions on the Class C Preferred Units for the quarter ended June 30, 2021 in common units representing limited partner interests in the Partnership (“Common Units”). In accordance with the Stonepeak Letter Agreement, the Partnership will issue 8,012,850 Common Units (the “Q221 Stonepeak Units”) to Stonepeak on August 20, 2021.

As previously disclosed, the Partnership’s Long-Term Incentive Plan, effective March 6, 2015 (the “LTIP”), provides that upon the issuance of additional Common Units from time to time, the maximum number of Common Units that may be delivered or reserved for delivery with respect to the LTIP shall be automatically increased (such increase, the “LTIP Increase”) by a number of Common Units equal to the lesser of (i) fifteen percent (15%) of such additional Common Units, or (ii) such lesser number of Common Units as determined by the board of directors (the “Board”) of Evolve Transition Infrastructure GP LLC, the Partnership’s general partner (the “General Partner”). On August 2, 2021, the Board determined that the LTIP Increase with respect to the Q221 Stonepeak Units will be fifteen percent (15%).

On August 2, 2021, the Partnership and Stonepeak entered into Amendment No. 2 to Warrant Exercisable for Junior Securities (the “Warrant Amendment”) to exclude from the Warrant the 1,201,928 Common Units included in the LTIP Increase resulting from the issuance of the Q221 Stonepeak Units.

The foregoing description of the Warrant Amendment does not purport to be complete and is qualified in its entirety by the full text of the Warrant Amendment, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

A description of the Eleventh Amendment is included in Item 1.01 above and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1

Eleventh Amendment to Third Amended and Restated Credit Agreement dated as of July 28, 2021, between Evolve Transition Infrastructure LP, the guarantors party thereto, the lenders party thereto and Royal Bank of Canada, as Administrative Agent.

10.2	Amendment No. 3 to Warrant Exercisable for Junior Securities, dated August 2, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
By: Evolve Transition Infrastructure GP LLC, its general partner

Date: August 3, 2021	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary